Exhibit 4.5

FIRST AMENDMENT

TO

WARRANT AGENT AGREEMENT

Aytu Bioscience, Inc., a company incorporated under the laws of the State of Delaware (the “Company”), and VStock Transfer, LLC (the “Warrant Agent”) agree to this first amendment (“Amendment”) to the Warrant Agent Agreement between the parties dated May 6, 2016 (the “Warrant Agreement”) effective as of [__________], 2016 (“Effective Date”).

WHEREAS, in May of 2016, the Company sold warrants (“Original Warrants”) to public investors pursuant to a registration statement on Form S-1 (File No. 333-210144) and a related prospectus. The Original Warrants allow the holders to purchase up to 20,799,250 shares of the Company’s common stock due to an unexercised portion of an overallotment option on the Original Warrants.

WHEREAS, pursuant to the terms of the Warrant Agreement, the Company retained the Warrant Agent to act as its warrant agent in connection with the issuance, transfer, exchange and replacement of the certificates evidencing the Original Warrants.

WHEREAS, the Company has sold additional warrants (“New Warrants”) to public investors pursuant to a registration statement on Form S-1 (File No. 333-[_______]) (the “New Registration Statement”) and a related prospectus, which New Warrants have terms identical to those of the Original Warrants.

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in accordance with the terms set forth in this Warrant Agreement in connection with the issuance, registration, transfer, exchange and exercise of the New Warrants.

WHEREAS, the Company desires to provide for the provisions of the New Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the New Warrants.

WHEREAS, pursuant to the terms of Section 8.12(c) of the Warrant Agreement, the Warrant Agreement may be amended by a written document signed by both the Company and the Warrant Agent.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. The Company hereby appoints the Warrant Agent to act as agent for the Company with respect to the New Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the express terms and conditions set forth in the Warrant Agreement (and no implied terms or conditions). Any reference in the Warrant Agreement to “Warrant”, “Warrants”, “Warrant Certificate” and “Warrant Certificates” shall mean and include both the Original Warrants and the New Warrants.

2. Except as modified herein, all other terms and conditions of the Warrant Agreement shall remain unchanged and in full force and effect.

3. This Amendment may be executed in any number of original, facsimile or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[The next page is the signature page]

 IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the Effective Date.

AYTU BIOSCIENCE, INC.

By: _____________________________
Name: Gregory A. Gould
Title: Chief Financial Officer

Address for notices:
Aytu Bioscience, Inc.
373 Inverness Parkway, Suite 206
Englewood, CO 80112
Attention: Gregory A. Gould
Telephone: (720) 437-6580
Facsimile:
E-mail: ggould@ampiopharma.com

VStock Transfer, LLC
As Warrant Agent

By: _____________________________
Name:
Title: